Exhibit 2.1

AGREEMENT OF MERGER

among:

TranSwitch Corporation

a Delaware corporation;

Malgam Ltd.

an Israeli company;

Mysticom Ltd.,

an Israeli company;

and

certain Shareholders of Mysticom Ltd.

Dated as of December 6, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into in Boston, Massachusetts as of December 6, 2005, by and among TRANSWITCH CORPORATION, a Delaware corporation (“Parent”), MALGAM LTD., a newly-established Israeli company wholly-owned by Parent (“Merger Sub”), and MYSTICOM LTD., an Israeli company (the “Company”) and the undersigned shareholders of the Company (the “SHAREHOLDERS”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub, the Company and the Shareholders intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the Companies Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B. The respective boards of directors of Parent and Merger Sub have approved this Agreement, the Merger and the Contemplated Transactions and the board of directors of Merger Sub has determined that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

C. The board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, and that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the Contemplated Transactions and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the Contemplated Transactions.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, prior to the execution and delivery of this Agreement, certain Shareholders holding not less than 75% of the voting share capital of the Company have executed Shareholder Undertakings (the “Shareholder Undertakings”) in favor of Parent and granted irrevocable proxies to a mutually-agreed-upon proxy holder, pursuant to which such shareholders are undertaking certain obligations and irrevocably directing the proxy holder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement, the Merger and the Contemplated Transactions.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with Sections 314 through 327 of the Companies Law, Merger Sub (as the target company (Chevrat Ha’Ya’ad)) shall be merged with and into the

Company (as the absorbing company (HaChevra Ha’Koletet)), and the separate existence of Merger Sub shall cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. Pursuant to the Merger, the Surviving Corporation will succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Companies Law. Following the Merger, the Surviving Corporation shall: (a) be governed by the laws of the State of Israel; and (b) maintain a registered office in the State of Israel.

1.3 Closing; Effective Time. The closing of the Merger and the consummation of the Contemplated Transactions that are to be consummated at the time of the Merger (the “Closing”) shall take place at the offices of Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts, on a date to be designated by Parent (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 herein. The Merger shall become effective upon the issuance of the Certificate of Merger by the Companies Registrar in accordance with Section 323(5) of the Companies Law (the “Effective Time”).

1.4 Articles of Association; Directors & Officers. The Parent will cause the following to occur after the Effective Time:

(a) the Articles of Association of the Surviving Corporation shall be amended to be the same as the Articles of Association of the Merger Sub in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Articles of Association;

(b) until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

(c) until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time.

1.5 Effect on Share Capital.

(a) At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) any Company Shares held by the Company or any wholly-owned Subsidiary of the Company (or held by the Company as dormant shares (Menayot Redumot)) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Company Shares held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in subsections “(i)” and “(ii)” above, and subject to Section 1.5(b) below, each Company Share outstanding immediately prior to the Effective Time shall be, by virtue of the merger, transferred to Parent and shall be registered in the name of Parent in the shareholders register of the Surviving Corporation;

(iv) Conversion of Company Shares. At the Effective Time, all of the Company Shares issued and outstanding immediately prior to the Effective Time (subject to subsections (i) and (ii) above) shall automatically be converted into and represent the right to receive an aggregate number of shares of Parent Common Stock as determined and allocated in accordance with Section 1.5(v) (the “Aggregate Merger Consideration”).

(v) Aggregate Merger Consideration. The Aggregate Merger Consideration shall be payable in Parent Common Stock in accordance with the following formula:

AMC = [$5,000,000 – (FE/2) - PPFE] / PPS

where “AMC” is the number of shares of Parent Common Stock comprising the Aggregate Merger Consideration; “FE” is equal to Company’s Closing Fees and Expenses, “PPFE” is equal to that portion of the FE which is paid at Closing by Parent and “PPS” is equal to the Value of Parent Common Stock as of the date of the Closing, but PPS shall be no more than twenty-five percent (25%) greater than or 25% less than the Value of Parent Common Stock as of the date of this Agreement. Notwithstanding the foregoing, no amount greater than FE shall be deducted in calculating the AMC, so that if PPFE is greater than FE/2, the value used for PPFE shall be FE/2.

(vi) The Aggregate Merger Consideration shall be distributable to the Shareholders and to Neil Vasant in accordance with the Distribution Schedule attached hereto as Exhibit 1.5. To avoid doubt, the payment to Neil Vasant is being made by Parent at the direction and on behalf of the Shareholders. As of the Effective Time: (A) all of the Company Shares shall automatically be owned by Parent, and will be registered in its name in the shareholder registry of the Surviving Corporation; and (B) all Company Options, whether or not vested, shall be terminated as of the Effective Time.

(vii) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, promptly following surrender of such holder’s Certificate(s) receive an amount of cash (rounded to the nearest whole cent), without interest, as set forth in the Distribution Schedule. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(viii) Each ordinary share, par value NIS 0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Aggregate Merger Consideration shall be adjusted to the extent appropriate.

1.6 Contingent Considerations for the Merger.

(a) Earnout Preference and Earnout. In addition to the payment of the Aggregate Merger Consideration, the Parent shall pay additional contingent consideration for the Merger (the “Earnout Consideration”) on the terms and subject to the limitations set forth on Exhibit 1.6A attached hereto.

(b) Supplemental Earnout. In addition to the payment of the Aggregate Merger Consideration and the Earnout Consideration, the Parent shall pay the Supplemental Earnout, as directed by and on behalf of the Shareholders, to those persons designated by the Shareholders and listed on Exhibit 1.6B attached hereto on the terms and subject to the limitations set forth on such Exhibit 1.6B.

1.7 Exchange of Certificates.

(a) Exchange Agent. Computershare or another person selected by Parent shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Shares and for exchange in accordance with this Section 1, the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(v) in exchange for outstanding Company Shares, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(a)(vii).

(c) Exchange Procedures. As soon as practicable after the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a “Certificate” and collectively, the “Certificates”), which immediately prior to the Effective Time represented outstanding Company Shares whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5 hereof and cash in lieu of any fractional shares pursuant to Section 1.5(a)(vii) hereof (i) a letter of transmittal in the form acceptable to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares pursuant to Section 1.5(a)(vii). Upon surrender of

Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and all other documents Parent or Exchange Agent may require, including duly executed counterparts of the Escrow Agreement, the Registration Rights Agreement and such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, the holders of such Certificates shall be entitled to receive in exchange therefore, without interest, certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Shares were converted at the Effective Time and payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.5(a)(vii), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.5(a)(vii). All other rights as a Company shareholder shall cease as of the Effective Time. Unless and until any such outstanding Certificates shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate and his other rights as a stockholder of Parent shall be suspended, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate of shares of Parent Common Stock in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have therefore become payable with respect to the number of those shares of Parent Common Stock represented by such certificate issued upon such surrender and exchange, and his other rights as stockholder of Parent shall thereafter be restored. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for Company Shares shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

(d) Escrow of Merger Consideration. Notwithstanding the foregoing, shares of Parent Common Stock representing 10% of the Aggregate Merger Consideration (the “Escrowed Consideration”) shall be deposited with and held by U.S. Bank National Association (the “Escrow Agent”) for a period of one (1) year from the Effective Date (the “Escrow Period”), in accordance with the terms of the Escrow Agreement attached as Exhibit 1.7(d) (the “Escrow Agreement”) to secure the shareholders’ indemnification obligations, subject to the terms and conditions of Section 11 below. The Escrow Shares will be withheld on a pro rata basis from among the holders of the Company Shares based on the amount of the Aggregate Merger Consideration received by each such holder at the Closing. The exact number of Escrow Shares held for the account of each Company Shareholder will be determined at the Closing by the agreement in writing of Parent and Company consistent with the provisions of this Section 1.7(d) and the terms of the Escrow Agreement. The delivery of the Escrow Shares will be made on behalf of the holders of the Company Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by shareholders of the Company will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger. The adoption of this Agreement by the shareholders of the Company will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger.

(e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against the Exchange Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Certificate.

(f) Required Withholding. Each of the Exchange Agent and Parent (or any affiliate thereof) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under the Code, Israeli Tax Ordinance, or under any provision of state, local or foreign law or any other applicable requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Parent or the Exchange Agent shall provide to the Shareholder’s Representative documentation evidencing such deduction or withholding.

1.8 Payment of Closing Fees and Expenses. Concurrently with the Closing, the Company shall cause the Closing Fees and Expenses to be paid in cash by wire transfer as shall be provided in writing to the Company and Parent within three (3) business days prior to the Closing. To the extent the Company’s available cash balances are less than the total Closing Fees and Expenses, Parent shall pay an amount equal to such shortfall, which amount will be deducted from the Aggregate Merger Consideration as specified in Section 1.5(a)(v). Parent shall not be under any obligation regarding Closing Fees and Expenses unless the Closing shall have occurred. Parent shall be solely responsible for any fees and expenses incurred by Parent and/or Merger Sub in connection with the Merger and the Contemplated Transactions. As specified in Section 6.2, and for avoidance of doubt, no payment or advances of Closing Fees and Expenses shall be made unless and until all payments required to be made to Terminated Employees shall have been made.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another Schedule of the Disclosure Schedule:

2.1 Subsidiaries; Due Organization; Qualification to do Business.

(a) The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1(a) of the Disclosure Schedule (the “Company Subsidiaries”); and neither the Company nor any of the Company Subsidiaries owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Company Subsidiaries. None of the Company or its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

(b) Each of the Company and the Company Subsidiaries is a corporation duly organized and validly existing and, in jurisdictions that recognize the concept as listed on Schedule 2.1(b), is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(c) Each of the Company and the Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification as listed on Schedule 2.1(c).

2.2 Articles of Association. The Company has made available to Parent accurate and complete copies of the Memorandum and Articles of Association of the Company (the “Company Charter Documents”) and the charter, bylaws and other organizational documents of each Company Subsidiary, including all amendments thereto. Schedule 2.2 of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors, (ii) the names of the members of each committee of the board of directors, and (iii) the names and titles of the officers, for the Company and each Subsidiary.

2.3 Capitalization; Rights to Acquire Stock.

(a) The authorized share capital of the Company consists of (i) 1,376,843 Ordinary Shares, nominal value NIS 0.01 per share, 66,834 shares of which are issued and outstanding, and (ii) 5,045,105 Preferred Shares, nominal value NIS 0.01 per share, of which 1,739,459 are designated Series A Preferred Shares, 1,514,644 of which are issued and outstanding and 3,305,646 are designated Series B Preferred Shares, 1,984,243 of which are issued and outstanding. Schedule 2.3(a)(2) sets forth all holders of the Company’s Ordinary Shares and the number of shares owned. Except as set forth in Schedule 2.3(a)(1), there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company (the “Company Options”) which Schedule 2.3(a)(1) shall indicate the number of such options, the identity of the holders thereof, and other key terms such as vesting and the option plan under which they were granted; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (c) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities. No Company Options will be enforceable against the Company as of the Closing Date. All issued and outstanding Ordinary Shares and the Preferred Shares of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable Legal Requirements concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Company’s shares are as stated in the Company Charter Documents.

(b) All of the outstanding share capital of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws). There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements (collectively, the “Company Financial Statements”):

(i) the audited balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Kost, Forer, Gabai & Kasierer, CPA (Ernst & Young Israel) with respect thereto; and

(ii) the balance sheets of the Company and its Subsidiaries as of September 30, 2005 (the “Unaudited Interim Balance Sheet”), and the related statements of income and retained earnings and cash flows for the three (3) months then ended.

(b) The Company Financial Statements are accurate and complete in all respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and fairly present the consolidated financial condition of the Company as of their respective dates and the results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate).

(c) All of the accounts, notes and other receivables which are reflected in the Unaudited Interim Balance Sheets were acquired in the ordinary course of business.

2.5	Absence of Changes. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since September 30, 2005 :

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance);

(c) neither the Company nor its subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any share capital or other securities; or (ii) repurchased, redeemed or otherwise reacquired any share capital or other securities;

(d) neither the Company nor its subsidiaries has sold, issued or granted, or authorized the issuance of: (i) any share capital or other security (except for Company Shares issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any share capital or any other security (except for Company Options or restricted shares identified in Schedule 2.3 of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any share capital or other security;

(e) there has been no amendment to the Company Charter Documents, and neither the Company nor its subsidiaries has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(f) neither the Company nor its Subsidiaries has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 2005, exceeds $50,000 in the aggregate;

(g) neither the Company nor its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(h) neither the Company nor its Subsidiaries has: (i) lent money to any Person (other than routine travel and business expense advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(i) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP rules and regulations;

(j) neither the Company nor its Subsidiaries has made any material tax election or asked for or received any ruling in respect of any tax, or settled or compromised any material Tax liability, or amended any Tax Return or entered into any Contract with any Governmental Body with respect to any tax;

(k) neither the Company nor its Subsidiaries has commenced or settled any material Legal Proceeding;

(l) neither the Company nor its Subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(m) neither the Company nor its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(c)” through “(l)” above.

2.6 Title to Assets. The Company owns, and has good and valid title to, all assets purported to be owned by it, including all assets reflected on the Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Interim Balance Sheet). All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) liens for which an adequate reserve for payment has been established on the Unaudited Interim Balance Sheet; (iii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iv) liens described in Schedule 2.6 of the Disclosure Schedule. The Company is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by it, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.8).

2.7 Real Property; Equipment; Real Property Leases. None of the Company or the Subsidiaries owns or has an option to purchase any real property or any interest in real property, except for the leaseholds identified in Schedule 2.7 of the Disclosure Schedule. The Company has not received or given notice of material default or claimed material default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a material default on the part of the Company or any landlord thereunder. In addition, copies of any agreement with landlords which relate to any of the Leases are listed in Section 2.7 of the Company Disclosure Schedule. All rent and other sums and charges payable by the Company under each Lease have been paid through the date hereof and shall be paid by the Company through the Closing. The premises demised under each of the Leases and the improvements, equipment and fixtures therein are in good operating condition and repair. To the Company’s Knowledge, the premises demised under each of the Leases, (i) is in material compliance with all applicable laws, (ii) is not subject to any official complaint or notice of violation of any applicable zoning ordinance or building code, (iii) is not subject to any use or occupancy restriction, and (iv) is not subject to any pending or threatened condemnation proceeding. The execution, delivery and performance of this Agreement will not give others any rights of termination, default, acceleration or cancellation of any of the Leases.

2.8 Intellectual Property.

(a) Schedule 2.8(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Schedule 2.8(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by the Company at any time since the Company’s inception and any product or service currently under development by the Company;

(ii) in Schedule 2.8(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Schedule 2.8(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Company and (3) is generally available on standard terms for less than U.S. $10,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and

(iv) in Schedule 2.8(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right or interest in, any Company IP.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Schedule 2.8(a)(iv) of the Disclosure Schedule, the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(c) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Schedule 2.8(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Schedule 2.13(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP;

(iii) no Company Employee has any claim, right or interest to or in any Company IP;

(iv) no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi) the Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret;

(vii) since its inception, the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii) the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(ix) the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(d) All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii) when each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed with the United States Patent and Trademark Office (the “USPTO”) the Company (A) was aware of its duty to disclose material information to the USPTO under Section 37 CFR 1.56 and (B) fulfilled its duty to disclose as provided in (A) hereof for each filing;

(iii) each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iv) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(v) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(vi) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

(vii) the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP; and

(viii) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions hereunder will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed in Schedule 2.8(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 2.8(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Merger Sub a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) The Company has never infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company, and no Intellectual Property ever owned, used or developed by the Company, has, to the best of the knowledge of the Company ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Proceeding;

(iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.8(b));

(v) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi) no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or to the Knowledge of the Company, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

(h) None of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Merger Sub a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software.

(i) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) No source code for any Company Software has been delivered, licensed, made available or otherwise transferred to any Person (including any escrow agent) who is not, as of the date of this Agreement, an employee of the Company, other than in the ordinary course of business. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.

(k) Except as set forth in Schedule 2.8(k) of the Disclosure Schedule, none of the Company’s or its subsidiaries’ software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including any of the following: (i) GNU’s General Public License (“GPL”) or Lesser/Library GPL (“LGPL”), (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design (“BSD”) license including Free BSD or BSD-style license, (vi) the Sun Community Source License (“SCSL”), (vii) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), (viii) the Apache Server license, or (ix) any other agreement obligating the Company or its subsidiaries to make source code available to third parties or publish source code. The Company or its subsidiaries has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities which would obligate the Company or its subsidiaries to grant licenses to or otherwise impair its control of its Intellectual Property.

2.9 Contracts. Except as listed in Schedule 2.9 of the Disclosure Schedule, neither the Company nor its Subsidiaries is a party to or subject to:

(a) Any union contract, or any employment contract or arrangement (other than “at-will” employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee, including any contract or arrangement with Neil Vasant;

(b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like, including any contract or arrangement with Neil Vasant;

(c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

(d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which the Company or its Subsidiaries has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

(e) Any lease for personal property in which the amount of payments which the Company or its Subsidiaries is required to make on an annual basis exceeds $50,000;

(f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

(g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

(h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

(i) Any contract or agreement containing covenants purporting to limit the Company’s freedom to compete in any line of business in any geographic area;

(j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by the Company or its Subsidiaries of more than $50,000 in the aggregate; or

(k) Any contract, agreement or license which, upon (1) the execution or delivery of this Agreement by the Company, (2) the execution, delivery or performance of the Escrow Agreement, the Registration Rights Agreement or any other agreement contemplated in connection with the Merger, or (3) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to require the consent of a third party.

All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Disclosure Schedule pursuant to this Section 2.9 are valid and in full force and effect and the Company has not, nor, to the Company’s Knowledge, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. To the Knowledge of the Company, no Person that is a party to any contract, agreement, commitment or plan to which the Company or its Subsidiaries is a party has a valid defense, on account of non-performance or malfeasance by the Company or its Subsidiaries, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles. Since the date of the Unaudited Interim Balance Sheets, neither the Company nor its Subsidiaries have amended, modified or terminated the terms of the contracts or agreements referred to in this Section 2.9 unless such amendment, modification or termination was in the ordinary course of business and the Company has provided Parent with written notification of such. Neither the Company nor its Subsidiaries is party to any contract, arrangement, plan, agreement, lease, franchise, permit, indenture, authorization, instrument or other commitment which, upon or as a result of the occurrence of the Closing, requires or will require in the future the payment of any amount or the incurrence of any obligation by the Company or its successor(s) in interest or increases the amount otherwise payable or the amount or nature of any obligation otherwise owing currently or in the future.

2.10 Liabilities. The Company has no material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or reserved against, in the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Company in connection with the Contemplated Transactions; and (e) liabilities described in Schedule 2.10 of the Disclosure Schedule.

2.11 Compliance with Legal Requirements. Except as provided in Schedule 2.11 of the Disclosure Schedules, the Company is in compliance in all material respects with all applicable Legal Requirements (including the Encouragement of Research and Development in Industry Law, 5744-1984, and the regulations promulgated thereunder (collectively, the “R&D Law”)), including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters, encryption and Taxes. Neither the Company or any of its subsidiaries nor any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any similar law of other jurisdiction, or (iii) made any other unlawful payment.

2.12 Governmental Authorizations

(a) The Company and its Subsidiaries have all material Governmental Authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) Schedule 2.12(b)(1) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Company, including grants from the Office of Chief Scientist of the Israeli Ministry of Industry, Commerce and Labor (“OCS”) and Approved Enterprise Status from the Israeli Investment Center of the Israeli Ministry of Industry, Commerce and Labor (the “Investment Center”). The Company has made available to Parent accurate and complete copies of all documents requesting or evidencing Grants or amendments thereto submitted by the Company and of all letters of approval, and supplements thereto, granted to the Company, as well as all correspondence or written summaries pertaining thereto, and has provided Parent with an accurate and complete description of any unwritten or informal arrangements or understandings that relate to the Grants. The Company is in compliance with all of the terms, conditions and requirements of their respective Grants (including, with respect to Grants from the OCS, the R&D Law) in all respects and have duly fulfilled all the undertakings relating thereto. Without limiting the generality of the above, Schedule 2.12(b)(1) of the Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any of its subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or any of its subsidiaries. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. Subject to receipt of the approvals required herein and the execution of an undertaking by Parent pursuant to Section 6.4 below, and compliance with such approvals’ respective terms, the consummation of the Merger or the other transactions contemplated by this Agreement and the other agreements contemplated hereby will not adversely affect the continued qualification for the Grants or the terms or duration thereof or require any repayment or revocation of any Grants, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Disclosure Schedule, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its subsidiaries to any such Grant. Except as set forth in Schedule 2.12(b)(2) of the Disclosure Schedule (the “Company OCS IP”), no Company IP (including source code for any Company Software) has been delivered, licensed, made available or otherwise transferred to any Person (including any escrow agent), other than (i) to an employee of the Company (in his capacity as employee and for internal Company use), or (ii) Company IP that has not been directly or indirectly funded, in whole or in part, by the OCS. Any such transfer of Company OCS IP has been or is, as applicable, in full in full compliance with the R&D Law and the terms, conditions and requirements of their respective Grants.

2.13 Tax Matters. Except as set forth on Schedule 2.13, and to the extent reflected on the Financial Statements:

(a) The Company and its Subsidiaries have timely and duly filed with the appropriate Governmental Bodies all Tax Returns required to be filed by it, and all such Tax Returns were true, correct, and complete in all material respects.

(b) The Company and its Subsidiaries have paid all Taxes due and payable whether or not reflected on any filed Tax Return, except to the extent adequately reserved in accordance with GAAP on the balance sheets contained in the Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2005, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet dated as of September 30, 2005, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns. There has been no change in the business activity or assets of the Company or its Subsidiaries that could jeopardize or limit the ability to utilize any such losses or carryovers as an offset against Taxable income

(c) The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.

(d) There are no liens for Taxes on any of the assets of the Company or its Subsidiaries except for Taxes not yet due and payable.

(e) The Company and its Subsidiaries are not currently the subject of a Tax audit or examination, nor has the Company or its Subsidiaries received notification of any threatened Tax audit or examination.

(f) The Company and its Subsidiaries have not received from any Governmental Body any written notice of proposed adjustment, deficiency, underpayment of Taxes, or any other such written notice that has been neither satisfied by payment nor withdrawn. No Governmental Body, in any prior examination of the Company or its Subsidiaries, has raised any issue that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent Taxable period.

(g) The Company and its Subsidiaries have are not parties to any Tax sharing, Tax indemnification, or other similar agreement or arrangement.

(h) The Company and its Subsidiaries have (i) are not currently and have never been members of an affiliated group (other than a group the common parent of which is the Subsidiary) filing a consolidated U.S. federal income Tax Return, and (ii) have no Liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor its Subsidiaries is aware of any Governmental Body that has commenced, determined or intends to assess any additional Taxes for any period for which Tax Returns or reports have been filed. The Company is not aware of any dispute or claim concerning any Liability for Taxes of the Company. No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j) No waiver of any statute of limitations relating to Taxes has been executed or given by the Company.

(k) The Company and its Subsidiaries have constituted neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that otherwise could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l) The Company and its Subsidiaries have delivered to Parent true and complete copies of all (i) audit and other reports issued by any Governmental Body with respect to the six-year period prior to the date of this Agreement relating to any Taxes due from or with respect to the Company and its Subsidiaries, and (ii) Tax Returns of the Company and its Subsidiaries for all Taxable periods ending on or after December 31, 2000 and estimated Tax calculations for the taxable period ending January 30, 2006 (the “Assumed Tax Obligations”) as set forth in Schedule 2.13(l) of the Disclosure Schedules.

(m) The Company and its Subsidiaries have not granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(n) Schedule 2.13(n) lists by jurisdiction all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of the Company.

(o) The Company and its Subsidiaries have neither received nor accrued any Taxable Income for GAAP purposes, and will not receive or accrue any GAAP Taxable Income prior to the Closing, that is or will be required under applicable Tax law to be reported for a Taxable period beginning after the Closing Date and that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

(p) The Company and its Subsidiaries have not agreed to, and are not required to make, any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law, no such adjustment has been proposed by any Governmental Body, and the Company and its Subsidiaries have not applied for or requested any Governmental Body’s permission or consent to any change in accounting method for Tax purposes.

(q) The Company and its Subsidiaries have not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of the Company and its Subsidiaries with, any Governmental Body relating to Taxes, including any IRS private letter ruling or comparable ruling of any Governmental Body, or closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any law.

(r) No property owned by the Company or its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code or (vii) subject to any provision of any law comparable to any of the provisions listed above.

(s) None of the assets or liabilities of the Company or its Subsidiaries is a debt obligation that (i) was issued with “original issue discount” as that term is defined in Section 1273(a) of the Code in excess of $50,000; (ii) is a “registration-required obligation” as defined in Section 163(f)(2) of the Code; (iii) is an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code; or (iv) is a “disqualified debt instrument” as defined in Section 163(l)(2) of the Code. No indebtedness of the Company is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.

(t) Neither the Company nor its Subsidiaries has, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or has been requested to do so in connection with any transaction or proposed transaction.

(u) There is no contract covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or Parent (or Affiliates of Parent) by reason of Section 280G of the Code. The Company is not a “publicly held corporation” for purposes of Section 162(m) of the Code.

(v) The Company and its Subsidiaries have not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(w) The Company and its Subsidiaries have disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(x) The Company and its Subsidiaries have withheld or collected and timely paid to the appropriate Governmental Bodies all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third person payee.

(y) Neither the Company’s nor its Subsidiaries’ taxable period will terminate on the Closing Date.

2.14 Employee and Labor Matters; Retention Agreements; Benefit Plans.

(a) Schedule 2.14(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company and its Subsidiaries:

(i) the name of such employee and the date as of which such employee was originally hired by the Company;

(ii) such employee’s title, and a description of such employee’s duties and responsibilities;

(iii) such employee’s annualized compensation as of the date of this Agreement;

(iv) each Company Employee Plan in which such employee participates or is eligible to participate;

(v) such employee’s entitlement to prior notice;

(vi) such employee’s entitlement to annual paid vacation, including the amount of accrued and unused vacation days; and

(vii) such employee’s entitlement to travel expenses or to Company car.

(b) Schedule 2.14(b) of the Disclosure Schedule accurately identifies each current employee of the Company who is a party to a retention agreement with the Company (each a “Retention Agreement”) who, pursuant to such Retention Agreement, is entitled to payment, in the amount listed next to each employee’s name on Schedule 2.14(b), and accurately describes the terms of such payment.

(c) Schedule 2.14(c) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is entitled to receive (or whose spouse or other dependent is receiving or is entitled to receive) any compensation and/or benefits (whether from the Company or otherwise) relating to such former employee’s employment or engagement with the Company and accurately describes such compensation and/or benefits.

(d) The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(e) To the best of the Knowledge of the Company:

(i) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business;

(ii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations;

(iii) no officer, director, employee, consultant or independent contractor of the Company, is in violation of any term of any material, employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other contract relating to the relationship of such officer, director, employee, consultant or independent contractor with the Company; and

(iv) no officer, director or other key personnel of the Company has informed any officer of the Company that such individual will terminate his or her employment or engagement with the Company prior to, or within 180 days following, the Closing Date.

(f) The Company is not a member in any employers’ organization and no claim or request has been made towards the Company by any employers’ organization. The Company is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement/arrangement or union contract or extension order (excluding such extension orders that apply to all employers in the Israeli market) and no such collective bargaining agreement/arrangement is being negotiated by the Company. No labor union or other representative organization has been certified or recognized as the collective bargaining representative of any employees of the Company. There are no existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings affecting any employee of the Company. The Company has not experienced any such labor controversy within the past five (5) years. There are no actions, suits, claims, demands, labor disputes or grievances pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) Schedule 2.14(g) of the Disclosure Schedule contains (i) an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement; and (ii) a complete and accurate list of all grants made under each Company Employee Plan, including vesting schedules and exercises under the Company Employee Plans as of the date of this Agreement and as of the Closing. The execution and performance of this Agreement by Company does not and will not cause the increase and/or acceleration of any terms, including options or any other compensation and/or benefits granted under the Company Employee Plans or Company Employee Agreements, and do not and will not entitle any holder of options or shares with the right to exchange the Company’s securities held by such holder for securities of Parent. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement). The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust agreements, insurance contracts and summary plan documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or other applicable Legal Requirements with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(h) The Company and its Subsidiaries have performed all obligations required to be performed by them under any Company Employee Plan and/or Company Employee Agreement, and are not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan and/or Company Employee Agreement, and each Company Employee Plan and/or Company Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. No Company Employee Plan is a funded plan. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or a Subsidiary (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Subsidiary has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiaries have made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or Company Employee Agreement. All filings and reports as to each Company Employee Plan and/or Company Employee Agreement required to have been submitted to the applicable authorities have been duly submitted.

(i) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

(j) No Company Employee Plan provides (except at no cost to the Company or any Subsidiary), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(k) Except as set forth in Schedule 2.14(k) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(l) Except as set forth in Schedule 2.14(l) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, including employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

2.15 Insurance and Banking Facilities. Schedule 2.15 contains a complete and correct list of (i) all contracts of insurance or indemnity of the Company and its Subsidiaries in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date), and (ii) the names and locations of all banks in which the Company and its Subsidiaries have accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from the Company and its Subsidiaries with respect to any such contracts of insurance or indemnity have been paid. Other than as listed on Schedule 2.15, since January 1, 2003, the Company has not received any notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending: (i) material workers’ compensation claim; or (ii) other claim involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate, in each case under or based upon any insurance policy of any of the Company, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies. With respect to each claim or Legal Proceeding that has been asserted or filed against the Company or any Subsidiary on or prior to the date of this Agreement, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company or any Subsidiary of its intent to do so on or prior to the date of this Agreement.

2.16 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 2.16 of the Disclosure Schedule: (i) there is no pending Legal Proceeding; and (ii) (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, against the Company, its Subsidiaries, or any of their directors or officers in his or her capacity as such.

(b) There is no Order to which the Company or its Subsidiaries, or any of the assets owned or used by any of them, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, no officer or other key employee of any of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.17 Authority; Binding Nature of Agreement.

(a) The board of directors of the Company as of the date of this Agreement has: (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders; (ii) unanimously determined that considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors; (iii) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved this Agreement, the Merger and the other Contemplated Transactions; and (iv) unanimously recommended the approval of this Agreement, the Merger and the other Required Approval Transactions by the holders of Company Shares and directed that this Agreement, the Merger and the other Required Approval Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 7.2(b)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Closing Fees and Expenses will not exceed $660,000.

(b) (i) The affirmative vote (the “Shareholder Vote”) of a simple majority of the voting power of the Company represented (in person or by proxy) and voting at the Company Shareholders’ Meeting and a simple majority of the voting power of the Company’s Series A Preferred and Series B Preferred shares, each voting as a single class, are the only vote of the holders of any Company securities necessary to approve the Merger, (ii) the quorum required for the Company Shareholders’ Meeting is a minimum of two shareholders who hold at least 51% of the voting rights of the issued share capital of the Company, and (iii) no vote or approval of any creditor of the Company or its subsidiaries, of any holder of any option or warrant granted by the Company, or of any shareholder of any of the Company’s subsidiaries, is necessary in order to approve or permit the consummation of the Merger. Schedule 2.17 of the Disclosure Schedule sets forth a list of the Company’s creditors, secured or otherwise, to which the Company has to provide notices in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder.

2.18 Non-Contravention; Consents. Assuming receipt of required approvals and Consents as listed on Schedule 2.18 of the Disclosure Schedules, neither (1) the execution or delivery of this Agreement by the Company, (2) the execution, delivery or performance of the Escrow Agreement, the Registration Rights Agreement or any other agreement contemplated in connection with the Merger, or (3) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Association of the Company or the charter or other organizational documents of the Company; or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Company;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Company, or any of the assets owned or used by any of the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Grant or other Governmental Authorization that is held by any of the Company or that otherwise relates to the business of any of the Company as currently conducted or to any of the assets owned or used by any of the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract of the Company or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract of the Company ; (ii) accelerate the maturity or performance of any Material Contract of the Company; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract of the Company;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Company to any Person;

except, in the case of clauses “(a)” through “(f)” of this sentence, as would not and would not reasonably be expected to, have a Company Material Adverse Effect taken as a whole. Except: (i) as may be required by, the Companies Law (and regulations promulgated thereunder) and, if applicable, the Israeli Law of Restrictive Trade Practices; and (iii) the approval of the Investment Center and the OCS, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.19 Full Disclosure. This Agreement (including the Disclosure Schedule, and Schedules or certificates required to be furnished by the Company pursuant to this

Agreement) does not contain any untrue statement of fact and does not omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Company and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished in writing to Parent by or on behalf of the Company is accurate and complete in all respects.

2.20 Guarantees and Suretyships. The Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and neither the Company or its Subsidiaries has material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

2.21 Environmental Matters. (a) The Company and its Subsidiaries have complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”) and (b) neither the Company nor its Subsidiaries has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws, except where such handling, generation, use, storage, transportation or disposal has not had a Company Material Adverse Effect.

2.22 Personal Property. The Company has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Interim Balance Sheet or used in the Company’s business, except for acquisitions and dispositions since the Unaudited Interim Balance Sheet Date in the ordinary course of business. Schedule 2.22 lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by the Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by the Company in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

2.23 Certain Transactions. Except for (a) relationships with the Company or its Subsidiaries as an officer, director, or employee thereof (and compensation by the Company in consideration of such services) and (b) relationships with the Company or its Subsidiaries as shareholders or option holders therein, none of the directors, officers, or shareholders of the Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with the Company or its Subsidiaries, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of the Company’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of the Company, or any supplier, distributor, or customer of the Company, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

2.24 Material Reductions. To the Company’s knowledge, none of the parties to any of the contracts identified on Schedule 2.9 have terminated, or, to the Company’s knowledge, in any way expressed to the Company or its Subsidiaries an intent to reduce or terminate the amount of its business with the Company or its Subsidiaries in the future.

2.25 Distribution Schedule. The Distribution Schedule attached hereto as Exhibit 1.5 accurately reflects the portion of the Aggregate Merger Consideration that each holder of the Company’s securities is entitled to pursuant to applicable law and the Company’s Charter Documents, and no holder of the Company’s securities or other party shall have a valid claim against the Company, Merger Sub or Parent, for any portion of the Aggregate Merger Consideration other than what is provided for such shareholder on the attached Distribution Schedule.

2.26 Termination of Rights and Certain Securities. Except as identified on Schedule 2.26 of the Disclosure Schedule, all options to purchase Company Shares, registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company will have been terminated or waived or satisfied as of the Closing.

2.27 Annual Reports on Form 5500. The Company has filed all annual reports on Form 5500 required to be filed with the Internal Revenue Service for fiscal year 2004 for each Plan, and has delivered copies to the Parent prior to the Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally represents and warrants to Parent and Merger Sub as follows:

(a) Subject to applicable community property laws, such Shareholder is the lawful owner of the Company Shares to be exchanged for the Aggregate Merger Consideration pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such Company Shares, free of all Liens.

(b) Such Shareholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the Company Shares owned by him, her or it in the manner provided herein. Such Shareholder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Shareholder in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Shareholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Shareholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Shareholder is a party or by which such Shareholder or property of such Shareholder is bound, and will not constitute a violation on the part of such Shareholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Shareholder or property of such Shareholder.

(d) The Distribution Schedule attached hereto as Exhibit 1.5 accurately reflects the portion of the Aggregate Merger Consideration that each holder of the Company’s securities is entitled to pursuant to applicable law and the Company’s Charter Documents, and no holder of the Company’s securities or other party shall have any claim against the Company, Merger Sub or Parent, for any portion of the Aggregate Merger Consideration other than what is provided for such shareholder on the attached Distribution Schedule.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows (it being understood that each representation and warranty contained in this Section 4 is subject to: (a) the exceptions and disclosures set forth in the Schedule of Exceptions, dated as of the date hereof, corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears;

4.1 Due Organization; Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a company duly incorporated and validly existing under the laws of the State of Israel. Immediately prior to the Effective Time, Parent will own of record and beneficially all outstanding shares of Merger Sub.

4.2 Authority; Noncontravention.

(a) Subject to obtaining the vote of Parent as the sole shareholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The board of directors of Merger Sub has determined: (i) that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; and (ii) to recommend that Parent, as the sole shareholder of Merger Sub, approve this Agreement, the Merger and the other Required Approval Transactions.

(b) Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation, as amended and By-Laws, as amended of the of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; require the consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, other than requisite filing with the SEC; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent is a party, or under which Parent may be obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

4.5 Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder, including with respect to the Earnout Consideration, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

4.6 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub own, directly or indirectly, any Company Shares.

4.7 SEC Filings; Financial Statements.

(a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 2003 (the “Parent SEC Reports”) and prior to the date of this Agreement, which are all the forms, reports and documents required to be filed by Parent with the SEC since such time. Parent SEC Reports: (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any reports or other documents with the SEC.

(b) Each of the audited consolidated financial statements and unaudited interim financial statements included in Parent’s SEC Reports has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders’ equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Schedule 3.7(b) of the Parent’s Disclosure Schedule).

4.8 Absence of Changes. Since the last quarterly report on Form 10-Q filed by Parent, there has not been a Parent Material Adverse Effect other than as disclosed by the Parent in any filing with the SEC.

4.9 Reliance. The foregoing representations and warranties are made by Parent and Merger Sub where applicable with the knowledge and expectation that the Company is placing reliance thereon.

4.10 Governmental Authorizations. Except for (a) the requirements of state securities (or “Blue Sky”) laws, (b) as may be required by the Companies Law, (c) the filing of appropriate documents with the Nasdaq Stock Market, (d) the filing of a Form D and a Form 8-K with the Commission, if applicable, (e) as may be required by the Israeli Law of Restrictive Trade Practices, and (f) the submission of an undertaking by Parent to the OCS pursuant to Section 6.4 below, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.11 Employee and Labor Matters; Benefit Plans.

(a) Parent has delivered to Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of employees of Parent.

(b) Part 3.20(b) of the Schedule of Exceptions contains an accurate and complete list as of the date hereof of each Parent Employee Plan. Parent has delivered to Company: (i) correct and complete copies of all documents setting forth the terms of each

Parent Employee Plan, including all amendments thereto and all related trust agreements, insurance contracts and summary plan documents; and (ii) all material written Contracts relating to each Parent Employee Plan.

(c) Parent and its Subsidiaries have performed all obligations required to be performed by them under each Parent Employee Plan and are not in default or violation of, and Parent does not have knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan, and each Parent Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, Parent or a Subsidiary (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of Parent, threatened by the IRS, DOL, or any other Governmental Body with respect to any Parent Employee Plan. Parent has not ever incurred any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Parent has made all contributions and other payments required by and due under the terms of each Parent Employee Plan. All filings and reports as to each Parent Employee Plan required to have been submitted to the applicable authorities have been duly submitted.

(d) Except as set forth in Part 3.20(g) of the Schedule of Exceptions, Parent: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the knowledge of Parent, threatened or reasonably anticipated claims or Proceedings against Parent under any worker’s compensation policy or long-term disability policy.

4.12 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Parent that questions the validity of this Agreement, or the right of Parent to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Parent Material Adverse Effect.

4.13 Disclosure. To Parent’s knowledge, neither this Agreement nor any other statements or certificates made or delivered in writing in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in light of the circumstances in which they were made.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Company shall (unless otherwise expressly contemplated by this Agreement or with the Parent’s written consent comply with the following:

5.1 Conduct of Business in Ordinary Course. Except as set forth in Section 5.1 of the Company’s Disclosure Schedule, the Company will carry on its business in the ordinary course in substantially the same manner as heretofore conducted (including the marketing, licensing and provision of the Company’s current products and services), shall pay its obligations, including trade payables and all other ordinary expenses of the business, when and as such obligations become due, and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. The Company will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company. Accordingly, the Company will not:

(a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

(b) grant any bonus, severance, restricted stock, stock option or other stock based incentive or termination pay to any officer, director, independent contractor or employee of the Company;

(c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of the Company;

(d) enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments with any customers of the Company other than in the ordinary course of business consistent with prior practice, or amend or otherwise change in any material respect the terms thereof in a manner adverse to the Company without the prior written consent of Parent; and in all other cases not involving customers of the Company, the Company shall not take any such action other than in the ordinary course of business consistent with prior practice;

(e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of the Company’s business; provided, that the Company consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

(f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of the Company’s products or services in a manner adverse to the Company;

(g) accelerate the vesting or otherwise modify any outstanding Company Option, restricted stock or other outstanding rights or other securities;

(h) make or revoke any material Tax election, settle or compromise any material Tax liability, or amend any Tax Return, except with the written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; or

(i) agree in writing or otherwise to take any of the foregoing actions.

5.2 Dividends, Issuance of, or Changes in Securities. The Company will not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating the Company to issue any such shares, or other convertible securities except as any of the foregoing is required by outstanding Company Options, (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing. The Company shall notify Parent at least 5 days in advance of any declaration or payment of any dividend or other distribution (whether in cash, shares or property) required to be made to its stockholders pursuant to the Company Charter Documents and Parent’s consent to such declaration or payment shall not be unreasonably withheld or delayed.

5.3 Governing Documents. The Company will not amend its Charter Documents.

5.4 No Acquisitions. The Company will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of more than $10,000, either individually or in the aggregate, of assets or any securities.

5.5 No Dispositions. The Company will not sell, lease, license, transfer,

mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business (including the marketing, licensing and provision of the Company’s current products and services).

5.6 Indebtedness. The Company will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise other than drawings not to exceed $50,000 under its existing overdraft facilities, provided, however, that no drawings under such facilities may occur to the extent that the outstanding balance of overdraft exceeds the Company’s and the Company’s Subsidiaries cash balance on a consolidated basis.

5.7 Compensation. The Company will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance or profit sharing contribution not required by any existing Company Employee Plan. The Company will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which the Company is obligated under arrangements to which the Company is a party and which have been disclosed in the Company Disclosure Schedule.

5.8 Claims. The Company will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice; provided, however, that the Company will not agree to any settlement in the ordinary course of business consistent with prior practice of $10,000 or more, either individually or in the aggregate, without the consent of Parent.

5.9 Access to Properties and Records. Subject to all contractual and other obligations, including without limitation the Confidentiality Agreement, the Company will give Parent and its representatives reasonable access, at a place reasonably acceptable to the Company, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of the Company, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business including but not limited to technical and product information, including but not limited to architecture, design documentation, plans and studies, as Parent may reasonably request. With the Company’s prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Company personnel to make appropriate inquiries of third parties in the course of its investigation.

5.10 Breach of Representations and Warranties. The Company will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2 or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, the Company will give detailed notice thereof to Parent and will use all commercially reasonable efforts to prevent or remedy promptly such breach or inaccuracy.

5.11 Consents. The Company will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

5.12 Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns to be filed prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent in all respects with the Company’s past practices and shall be timely filed.

5.13 Preparation of Disclosure and Solicitation Materials. As promptly as practicable after the execution of this Agreement, the Company will submit to its shareholders, information and documents relating to the Company, its business and operations, Parent, its business and operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Parent and the Company and intended to comply in all material respects with Regulation D under the Securities Act, in form and substance satisfactory to Parent and its counsel. Parent shall have the right to review and approve in advance any such documents or notices proposed to be delivered to any Company shareholder (all of which shall be in English) hereunder, which review and approval shall not be unreasonably withheld or delayed by Parent.

5.14 Exclusivity; Acquisition Proposals. Unless and until this Agreement has been terminated by either party pursuant to the terms hereof, the Company will not (and will use all commercially reasonable efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any material part of the Company’s business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning the Company’s business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that the Company is contacted by any third party expressing an interest in discussing an Acquisition Transaction, the Company will promptly notify Parent of such contact and the identity of the party so contacting the Company.

5.15 Notice of Events. Throughout the period between the date of this Agreement and the Closing, the Company will promptly advise and consult with Parent regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning the Company covered by the representations, warranties and covenants of the Company and the Shareholders contained in this Agreement.

5.16 Reasonable Best Efforts. The Company will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

5.17 Insurance. The Company will use all commercially reasonable efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Company Disclosure Schedule, and the Company will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

5.18 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

5.19 Disclosure Supplements. No later than three (3) full business days prior to the Closing Date, the Company will supplement the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described by the Company in the Company Disclosure Schedule or which is necessary to correct any information provided in the Company Disclosure Schedule or any representation or warranty of the Company which has become inaccurate, provided, however, that unless accepted by Parent, any supplemental disclosure shall not be considered in determining whether any representation or warranty is accurate, any covenant has been performed or any condition has been satisfied as of the date of the Closing; provided further, that unless Parent notifies the Company prior to the Closing that it rejects any supplemental disclosure, Parent will be deemed to have accepted such disclosure. The supplement to the Company Disclosure Schedule, to the extent accepted pursuant to and in accordance with the terms of this Section 5.19 shall, upon consummation of the Closing, be treated as having been part of the Company Disclosure Schedule as of the date hereof for purposes of Article 11 hereof.

5.20 Financial Statements. Should the Closing Date occur after January 5, 2006, the Company will promptly provide or make available to Parent copies of the Unaudited Interim Balance Sheet for the period ended November 30, 2005 plus cash flow statements for the month ended immediately prior to the Closing not less than three (3) business days prior to the Closing. Such Unaudited Interim Balance Sheet and such cash flow statements shall be prepared in a manner consistent in all respects with the Company’s past practices.

5.21 Shareholder Approvals. The Company shall use commercially reasonable efforts to cause this Agreement and the Merger to be approved by shareholders of the Company holding one hundred percent (100%), but in no event less than seventy five percent (75%) of the voting power of the Company Shares (excluding and shares held by Parent and its affiliates).

5.22 Clearance Certificates. The Company shall use best efforts to deliver to the Parent such clearance certificate(s) or similar document(s) as may be required by any Tax authority to relieve the Parent of any obligation to withhold Taxes in connection with the transactions set forth in the Agreement, and shall use best efforts to notify Parent prior to the Closing of the failure to obtain any such certificates or documents with respect to any particular shareholder.

5.23 Shareholder Undertaking. The Company shall use commercially reasonable efforts to have all the Shareholders and certain other shareholders as indicated by the Parent to the Company, execute a Shareholder Undertaking.

SECTION 6

CERTAIN COVENANTS OF PARENT AND MERGER SUB

6.1 Reasonable Best Efforts. During the Pre-Closing Period, Merger Sub and Parent shall use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

6.2 Employment Matters. (a) The Company agrees to provide Parent with, and to cause each of its subsidiaries to provide Parent and its agents and representatives with, reasonable access to its employees and its subsidiaries’ employees during normal working hours following the date of this Agreement to among other things deliver offers of revised terms of employment (if Parent so elects) and to provide information to such employees about Parent. All communications by Parent with employees of the Company or any of its subsidiaries shall be conducted in a manner that does not disrupt or interfere with the Company’s or such subsidiary’s efficient and orderly operation of its business and subject to reasonable consideration of the Company’s reasonable requests with respect to timing and content thereof.

(b) Promptly following the execution of this Agreement, Parent shall make offers of continued employment to each of the persons identified in Schedule 6.2 hereto, it being understood that the proposed terms of such Employees’ employment with the Company shall be determined by the Parent, in its sole discretion; provided that the salary proposed to each such Employee shall not be less than the current salary of such Employee, and each such Employee residing in Israel will be entitled to the same package of benefits he or she currently enjoys and each such other Employee shall be entitled to receive comparable benefits as those provided to comparable Parent employees. Each Employee who accepts such offer and signs an Employment Addendum (as defined below) shall be referred to herein as a “Retained Employee.” Each of the Retained Employees will be requested to execute and deliver to Parent and the Company an addendum to his or her employment agreement with the Company or any of its subsidiaries pursuant to which, among other things, subject to Closing, he or she (i) acknowledges his or her willingness to continue employment with the Company following the Closing on the conditions agreed with Parent, (ii) accepts the revisions requested by Parent in, and/or supplements to, such employee’s employment agreement, and (iii) waives any claims he or she may have under any agreement with the - Company or its subsidiaries as of the date of signing such addendum (an “Employment Addendum”), which form of Employment Addendum shall be in form and substance acceptable to Parent. Parent plans to recommend grants of options to purchase Parent

Common Stock to its Board of Directors for the Retained Employees. Each Retained Employee shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under Parent benefit plans for years of service with the Company or its subsidiaries prior to the Effective Time.

(c) Promptly following the execution of this Agreement, the Company shall terminate the employment of all Employees who are not Retained Employees (“Terminated Employees”) by issuing a termination letter and notice, which shall provide for, among other things, (i) a release of the Company and Parent from any liability toward the Terminated Employee, and (ii) a waiver of any rights or claims he or she may have, in form and substance reasonably acceptable to Parent. Company shall use its reasonable efforts to have all the Terminated Employees countersign such Termination Letter. On termination of the Terminated Employees, the Company shall pay to each Terminated Employee any and all severance, prior notice and other payments as is required by applicable law, custom or agreement. Under no circumstances shall the Company pay or advance any amounts in respect of Closing Fees and Expenses unless and until all liabilities to Terminated Employees shall have been satisfied.

6.3 Employee Stock Options. Parent shall make reasonable efforts commencing during the period prior to Closing to implement a qualifying employee incentive plan under Section 102 of the Israeli Income Tax Ordinance, so that any future grants of options to purchase shares of Parent Common Stock to Israeli-based Retained Employees will be granted under the “capital gains track” promptly following the Closing.

6.4 Filings and Consents. The Parent and Merger Sub shall ensure that: (a) as soon as possible after the date of this Agreement, Parent and Merger Sub timely files and applies for with the appropriate Governmental Bodies or other Persons all filings, notices and Consents required to be made or obtained by Parent or Merger Sub in order to consummate the Contemplated Transactions; and (b) during the Pre-Closing Period, Parent and Merger Sub and their respective Representatives cooperate with the Company and with the Company’s Representatives, and prepare and make available such documents and take such other actions as the Company may reasonably request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain. In this connection Parent and Merger Sub shall provide to the OCS and the Investment Center any information reasonably requested by such authorities as a condition to the grant of approvals or consents by the OCS or Investment Center and shall execute the standard undertaking or as may otherwise be required by the OCS, with respect to the observance by Parent of the requirements of The Encouragement of Research and Development in Industry Law, 5744-1984 of the State of Israel, as amended from time to time (the “R&D Law”) as well as the regulations issued pursuant to the R&D Law.

SECTION 7

ADDITIONAL COVENANTS OF THE PARTIES

In addition to the foregoing, the Parent, Merger Sub, the Company and the Shareholders each agree to take the following actions after the execution of this Agreement.

7.1 Registration Rights Agreements. All resales of shares of Parent Common Stock by the New Parent Stockholders will be subject to the restrictions imposed by the registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit 7.1, which will be entered into by each shareholder of the Company receiving Parent Common Stock upon consummation of the Merger (each a “New Parent Stockholder”) and the Parent. The Parent will be entitled to place the legends as referred to in the form of Registration Rights Agreement on each certificate evidencing any Parent Common Shares to be received by New Parent Stockholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Shares consistent with the terms of the Registration Rights Agreements.

7.2 Merger Proposal; Company Shareholders’ Meeting.

(a) Promptly after the execution and delivery of this Agreement: (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar in accordance with Section 317(a) of the Companies Law. The Company shall cause a copy of the Merger Proposal to be delivered to each of its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and shall promptly inform its non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company complies with the preceding sentence, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Companies Law and the regulations promulgated thereunder.

(b) The Company shall take all action necessary under all applicable Legal Requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a meeting of the holders of Company Shares to vote on the approval of this Agreement, the Merger and the other Required Approval Transactions (the “Company Shareholders’ Meeting”). Subject to the notice requirements of the Companies Law and the Articles of Association of the Company, the Company Shareholders’ Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as practicable after the date of this Agreement. Within three days after the approval of the Merger by the shareholders of the Company, the Company shall deliver to the Companies Registrar its shareholder approval notice in accordance with Section 317(b) of the Companies Law informing the Companies Registrar that the Merger was approved by the shareholders of the Company at the Company Shareholders’ Meeting.

7.3 Israeli Regulatory Matters.

(a) Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the approval of the Investment Center and any other Consents that may be required in connection with the Merger. Each of the Company and Parent shall cause their respective Israeli counsel and tax advisers to coordinate all activities and to cooperate with each other, including by providing each an opportunity to comment on all applications to Israeli Governmental Bodies, with respect to the preparation and filing of such notices or applications for approval and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such Consents.

(b) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the OCS, the Investment Center, the Companies Registrar or any other Israeli Governmental Body regarding the Merger or any of the other Contemplated Transactions. The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

(c) In addition to the obligations pursuant to this Section 7.3 above, each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file any notifications required under the Israeli Restrictive Trade Practices Law, if any, and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Company and Parent shall use commercially reasonable efforts to (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice or the Israeli Commissioner of Restrictive Trade Practice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) obtain any necessary approvals, and obtain the termination of any waiting periods, under any Antitrust Laws that apply to the Contemplated Transactions.

7.4 Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all Retained Employees shall be eligible to participate in Parent’s health, vacation 401(k) and other plans, to substantially the same extent as similarly situated employees of Parent; and (ii) such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company prior to the Effective Time. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, Parent shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by the Company during the plan year in which the Effective Time occurs.

(b) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to comply with such requirements prior to the Effective Time.

7.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company or its Subsidiaries existing in favor of those Persons who are or were directors and officers of the Company or its Subsidiaries as of or prior to the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company or its Subsidiaries occurring prior to the Effective Time (as provided in: (i) the Company’s Articles of Association (as in effect as of the date of this Agreement); (ii) any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of the Closing) identified in Schedule 7.5 of the Disclosure Schedule; and (iii) any undertakings made by the Company to indemnify Indemnified Persons identified in Schedule 7.5 of the Disclosure Schedules (the agreements, undertakings and documents referred to in clauses “(i)” through “(iii)” of this sentence being referred to as the “Indemnification Documents”), shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under the Indemnification Documents and applicable law for a period of one year from the date on which the Merger becomes effective, and Parent shall cause the Surviving Corporation to so observe such rights. Any expense incurred or expended by the Surviving Corporation or the Parent as a result of observing this provision, including honoring Indemnification Documents, shall be subject to the Indemnification provisions set forth in Section 11 hereof and shall constitute an indemnifiable claim.

(b) From the Effective Time until the seventh (7th) anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect and shall not cancel the directors’ and officers’ liability insurance policy maintained and pre-paid by the Company as of the date of the Closing, which policy shall have been delivered to Parent on or before the Closing, for the benefit of those Indemnified Persons who are currently insured thereunder, in the form delivered by the Company to Parent prior thereto (the “Existing D&O Policy”).

(c) The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 7.5), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of the Surviving Company’s assets or business activities to any Person, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 7.5, provided however that, Parent shall remain jointly and severally liable with such Person for fulfillment of the obligations under this Section 7.5.

7.6 Resignation of Directors. The Company shall obtain and deliver to Parent at or prior to the Closing the resignation of each director of the Company.

7.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including any filing fees and the expenses of investment banking, legal, accounting, professional or others services provided, including those related to the performance of covenants or the satisfaction of representations and warranties by the Company (“Transaction Expenses”), will be paid by the party incurring such Transaction Expense subject to Parent’s obligations as set forth in Section 1.8.

7.8 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

7.9 Public Announcements. Neither Parent, the Company nor any of the Shareholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law) without the prior written agreement of Parent and the Company. The initial press release concerning the Merger shall be a joint press release, provided, however, that, in the event that Parent and the Company shall fail to agree on the content of such press release, nothing herein shall prevent Parent from filing a press release individually in compliance with applicable securities laws.

7.10 Approval of Sole Shareholder of Merger Sub; Notification to Registrar of Companies. Immediately following the approval of the Merger by the Company’s shareholders, Parent shall approve (as the sole shareholder of Merger Sub) this Agreement, the Merger and the other required Approval Transactions. No later than three days thereafter, Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of such approval. In accordance with the customary practice of the Companies Registrar, Merger Sub and the Company shall request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as Merger Sub and the Company shall advise the Companies Registrar, which date shall be the date of the Closing. The parties agree take additional actions, including execution and filing of documents with the Companies Registrar, to ensure that the Merger shall not be declared effective by the Companies Registrar earlier than the date of the Closing.

7.11 Tax Matters.

(a) Preparation and Filing of Tax Returns. Company shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date. Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company subsequent to the Closing Date.

(b) Liability for Taxes and Related Matters.

(1) Shareholders’ Liability for Taxes. Shareholders shall be liable for and shall indemnify Parent for all Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) imposed on the Company or for which the Company may otherwise be liable (1) for any Taxable year or period that ends on or before the Closing Date or (2) with respect to any Taxable year or period beginning before and ending after the Closing Date, for the portion of such Taxable year or period ending on and including the Closing Date; provided, however that the Shareholders shall not be liable for the Assumed Tax Obligations.

(2) Parent’s Liability for Taxes. Parent shall be liable for and shall indemnify Shareholders for the Taxes of the Company for any Taxable year or period that begins after the Closing Date and, with respect to any Taxable year or period beginning before and ending after the Closing Date, for the portion of such Taxable year beginning after the Closing Date and for any Assumed Tax Obligations.

(3) Allocation of Liability for Taxes. For purposes of clauses (1) and (2) of this Section 7.11(b), the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances, and deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be ratably apportioned on a time basis (with proper adjustment for additions or reductions of assets).

(4) Carryforward of Losses. Parent shall cause the Company to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution, or other item arising after the Closing Date that would, absent such election, be carried back to a Taxable period of the Company ending on or before the Closing Date.

(c) Stamp Duty. If and to the extent that stamp duty is lawfully imposed with respect to this Agreement or any Agreement contemplated by this Agreement, then the

Shareholders as a group, on the one hand, and the Parent, on the other hand shall each make payment of one half of the total stamp duty payable. The Parent shall be entitled to recover any stamp duty actually paid by it pursuant to this clause from the Escrow Amount pursuant to Article 11 and the Escrow Agreement.

SECTION 7A

CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

7A.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All statutory requirements and all Consents (whether or not of Governmental Bodies) legally required for the consummation of the Merger and the transactions contemplated by this Agreement, including, without limitation, from the Investment Center and the OCS, will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby.

(b) No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Body of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

(c) Shareholder Approval. This Agreement and the Merger will have been approved and adopted by the requisite vote of the shareholders of the Company, as required by law and the Company’s Charter Documents.

(d) Antitrust Approvals. The waiting period, if applicable to the consummation of the Merger, under the Israeli Law of Restrictive Trade Practices shall have expired or been terminated.

(e) Certificate of Merger. The Company and Merger Sub shall have received the Certificate of Merger from the Companies Registrar.

SECTION 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of the Company contained in Section 2 above (as limited and qualified in the Disclosure Schedule) (“Company Representations”) shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this

Agreement and shall be so true and correct on and as of the Closing Date, except for those representations and warranties which address matters only as of a specific date (which shall remain true and correct as of such date). The Parent will have received a certificate signed by the chief executive officer of the Company in his corporate capacity to such effect on the Closing Date.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing (“Company Covenants”) shall have been complied with and performed. The Parent will have received a certificate signed by the chief executive officer of the Company in his corporate capacity to such effect on the Closing Date.

8.3 Other Agreements. The Parent will have received from the Shareholders duly executed Registration Rights Agreements and duly executed Escrow Agreements. All Shareholders shall have completed and delivered to the Company all Shareholder Undertakings.

8.4 Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Body brought by any Person or Governmental Body: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from the Parent, Merger Sub or the Company as a result of such transactions; (ii) claiming rights to consideration under this Agreement other than as set forth in the Distribution Schedule or (iii) seeking to prohibit or impose any limitations on the Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel the Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the Parent’s ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Schedule 2.14(b).

8.5 Opinion of Counsel. The Parent will have received opinions dated as of the Closing Date of Yigal Arnon & Co., counsel to the Company, in form and substance reasonably satisfactory to the Parent.

8.6 Consents. The Parent will have received duly executed copies of all Consents specified in the Company Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in the Company Disclosure Schedule which have not been so disclosed, in each case except for such thereof as the Parent and the Company will have agreed in writing will not be obtained.

8.7 Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto will be reasonably satisfactory in form and substance to the Parent and its counsel, and the Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request. Without derogating from the foregoing, the holders of at least 75% of each class of shares of the Company, present and voting at the Company Shareholders’ Meeting, shall have voted in favor of the Merger.

8.8 Securities Law Compliance. The approval of the Merger, this Agreement and all associated transactions by the Shareholders of the Company and the issuance of the Parent Common Stock hereunder will have been conducted in compliance with Regulation D and Regulation S under the Securities Act. In addition, Parent shall be satisfied that the aggregate number of Shareholders who (i) are entitled to receive (including in connection with the earnout) Parent Common Stock in accordance with this Agreement and (ii) are Israeli residents or have or may be deemed to have received an offer to purchase Parent Common Stock in Israel, is less than thirty-five (35) (excluding such Shareholders who are “investors” within the meaning of the First Schedule of the Israeli Securities Law, 1968).

8.9 Termination of 401(k) Plan. The Company Subsidiaries’, as applicable, Board of Directors will have passed and not rescinded resolutions satisfactory to the Parent’s counsel effectively terminating any 401(k) Plan implemented by a Company Subsidiary immediately prior to the Closing, unless otherwise instructed by the Parent prior to the Closing.

8.10 Termination of Option Plans. The Company’s Board of Directors will have passed and not rescinded resolutions effectively terminating any Incentive Stock Option Plans or similar equity incentive plans implemented by the Company immediately prior to the Closing and no rights to purchase or acquire any of the Company’s securities will remain outstanding.

8.11 Termination of Employee Loan Policy. The Company’s Board of Directors will have passed and not rescinded resolutions effectively terminating the Company’s Employee Loan Policy and any and all loans outstanding under such policy will have been repaid prior to the Closing, unless otherwise instructed by the Parent prior to the Closing.

8.12 Severance Obligations. All severance obligations that the Company may have pursuant to applicable law or contractual obligations to Terminated Employees either: (i) will have been paid and fulfilled by the Company in their entirety immediately prior to the Closing; or (ii) will be fully funded by deposits made into severance pay funds, managers insurance or similar funds.

8.13 Employment and Noncompetition Agreements. At least six (6) of the key employees set forth in Schedule 8.13 herein shall have become Retained Employees and none of them shall have terminated his or her employment with the Company and its subsidiaries or expressed his or her intention to do so and each of the employment agreements of such employees shall have been amended effective immediately prior to the Effective Time to reflect the Employment Addendum.

8.14. Termination of Signature Authority. The Company and its Subsidiaries shall have taken all actions including the adoption of appropriate resolutions, to rescind previously authorized signature authority as designated by Parent.

8.15 Director, Officer Resignations. Parent shall have received written evidence, in a form reasonably acceptable to Parent, of the resignation of each director and such other officers as Parent may have designated, such resignations to be effective as of the Closing.

8.16 Execution of Additional Agreement. Company shall have executed and delivered to Parent an agreement as described in Schedule 2.14(f) of the Disclosure Schedules.

8.17 Termination of Rights and Certain Securities. Company shall have caused all options to purchase Company Shares, other than as listed on Schedule 2.3(a)(1), together with all registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company, other than any such rights conferred solely by virtue of holding securities of the Company, to have been terminated or waived or satisfied as of the Closing.

8.18 Assignment of all Patents and Patent Applications. Company shall have caused all Intellectual Property and Intellectual Property Rights to be properly assigned to the Company and all such assignments shall have been registered with the USPTO.

8.19 Certificate. Parent shall have received a certificate executed by an executive officer of the Company confirming that the conditions set forth in Sections 8.1 through 8.18 have been duly satisfied.

SECTION 9

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

9.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in Section 3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the condition set forth in this Section 9.1 shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively) constitute, or would reasonably be expected to have or result in, a Parent Material Adverse Effect.

9.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

9.3 Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 9.1, and 9.2 have been duly satisfied.

9.4 Opinion of Parent’s Counsel. Company and the Shareholders have received an opinion, dated the Closing Date, of Brown Rudnick Berlack Israels LLP, substantially in the form attached as Exhibit 9.4.

SECTION 10

TERMINATION

10.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 1, 2006; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Merger by March 1, 2006 is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order against Parent or Merger Sub or shall have taken any other final and nonappealable action directed at Parent or Merger Sub, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by Parent or Merger Sub;

(d) by the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order against the Company, or shall have taken any other final and nonappealable action directed at the Company, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by the Company;

(e) by either Parent or the Company if: (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement, the Merger and the other Required Approval Transactions; and (ii) this Agreement, the Merger and the other Required Approval Transactions shall not have been approved at the Company Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof); provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the failure to have this Agreement approved by the Company’s Shareholders is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(f) by Parent if any of the Company Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 10.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of five (5) days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s representations and warranties shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 9.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 10.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of five (5) days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 10.2, Section 10.3 and Section 12 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation or for any intentional and material breach of any representation or warranty contained in this Agreement.

SECTION 11

INDEMNIFICATION, ETC.

11.1 Indemnification Relating to Agreement. Subject to Sections 11.4 and 11.6, the shareholders jointly and severally, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees), determined as provided in Section 11.4 (“Indemnifiable Amounts”), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Company) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by the Company or any of the Shareholders of any representation or warranty of the Company or the Shareholders contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent, (ii) the failure, partial or total, of the Company or any of the Shareholders to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent, (iii) any expenses incurred by Parent under Section 7.5 of this Agreement, and (iv) any Tax liability, other than any Assumed Tax Obligations, or asserted liability, of the Company attributable to periods (or any portion thereof) ending on or prior to the Closing. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of the Company, and no shareholder of the Company will be entitled to any indemnification from the Company or the Surviving Company for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Company for indemnification payments made by or for the account of the Shareholders.

11.2 Third Party Claims. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder, other than claims or demands covered by Section 11.3, whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the Shareholder Representative of such claim or demand and of the facts within Parent’s knowledge that relate thereto after receiving such written notice. The Shareholder Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, satisfactory to Parent, and solely at the Shareholders’ own cost and expense, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Shareholder Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent’s rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the business condition of Parent or any of its Subsidiaries. If the Shareholder Representative gives notice to Parent within twenty (20) calendar days after Parent has notified the Shareholder Representative that any such claim or demand has been made in writing, that the Shareholder Representative elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Section 11 as to any Indemnifiable Amounts; provided, however, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Shareholder Representative, which consent will not be unreasonably withheld. If the Shareholder Representative fails to give written notice to Parent of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Shareholder Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Shareholder Representative within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Section 11 as to any Indemnifiable Amounts.

11.3 Tax Contests. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Company. Parent will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Parent may seek indemnification hereunder, Parent shall consult with the Shareholder Representative and allow him to comment before taking any position or making any written submission with any Governmental Body with regard to any Indemnifiable matter.

11.4 Limitations. Notwithstanding any other provision in this Section 11, Parent will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Section 11 disregarding any qualification in any representation or warranty as to “materially” or “material”) exceed Forty-Five Thousand Dollars ($45,000) (the “Threshold Amount”), provided that at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. Any claim for Indemnifiable Amounts hereunder shall be offset or reduced by the amount of any insurance proceeds actually received by Parent and/or the Surviving Company in respect of such losses. The aggregate amount to which Parent will be entitled to be indemnified will not exceed a dollar amount equal to Four Hundred Fifty Thousand Dollars ($450,000) plus the Earnout Offset Amount (as defined below); provided, however, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or intentional fraud or willful misstatements or willful omissions by the Company or such person. Parent will first seek reimbursement of any Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any deficiency in any Indemnifiable Amounts outstanding at the time of the determination of the Earnout Consideration not satisfied by the property held pursuant to the Escrow Agreement after the termination of the Escrow Agreement by offsetting the Indemnifiable Amounts against Earnout Consideration otherwise payable to the Shareholders up to an amount equal to ten percent (10%) of the Earnout Consideration (“Earnout Offset Amount”), when and as the amount of such Earnout Consideration is determined.

11.5 Binding Effect. The indemnification obligations contained in this Section 11 are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

11.6 Time Limit. The representations, warranties, covenants and agreements of the Company and the Shareholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the Closing Date; provided, however, that claims alleging fraud or willful misstatements or willful omissions of the Company or the Shareholders may be made only on or before the third yearly anniversary of the Closing Date.

11.7 Sole Remedy. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Section 11 and the provisions of the Escrow Agreement, including the Earnout Offset Amount will be the sole and exclusive remedy of (and corresponding liability of any Shareholder, in such Shareholder’s capacity as such, to) Parent, Merger Sub and the Surviving Company for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby ; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or fraud, or willful misstatements or willful omissions set forth in this Agreement or any other agreement contemplated by this Agreement, including any Registration Rights Agreement.

11.8 Further Claims against Escrowed Amount. In addition to claims made for indemnification pursuant to section 11.1 hereof, the shareholders, jointly and severally, agree to reimburse Parent with respect to the following, all of which shall be deemed Indemnifiable Amounts hereunder:

(i) An amount equal to the amount of accounts receivable that are outstanding on the Company’s books on and as of the Closing Date and which are not collected on the date that is five days prior to the one year anniversary of the Closing Date; and

(ii) Any amounts representing losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees) incurred in connection with the claim referred to in Section 2.14(f) of the Disclosure Schedule; provided, however, that any claims with respect to this section 11.8(ii) shall not be subject to the limitation on indemnification up to the Threshold Amount prior to the payment of any such amounts, and further provided, however, that any amounts so paid shall nonetheless be included in any computation as to whether the Threshold Amount has been reached. To avoid doubt, except as stated in the previous sentence, all of the claims made pursuant to this Section 11.8 shall be subject to the limitations set out in Sections 11.4, 11.6 and 11.7.

11.9 Shareholder Representative.

(i) For purposes of this Agreement, the Company Shareholders, without any further action on the part of any such Company Shareholder, shall be deemed to have consented to the appointment of Bruce Crocker (“Shareholder Representative”) as agent and the attorney-in-fact for and on behalf of each such Shareholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power (i) to give and receive notices and communications, (ii) to authorize delivery to Parent of the Escrowed Consideration in satisfaction of claims by Parent, to object to such delivery, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) authorize delivery to Parent and Merger Sub of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, and (iv) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrowed Consideration from time to time. The Shareholder Representative shall serve as the Indemnification Representative as defined in the Escrow Agreement. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Shareholders.

(ii) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative other than for acts or omissions of willful misconduct or gross negligence. The Company Shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including the cost of any accounting firm or legal counsel retained by the Representative on behalf of the Company Shareholders.

(iii) The Shareholder Representative shall have reasonable access to information about the Company and/or the Surviving Company reasonable assistance of the Company’s and/or Surviving Company’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company and/or the Surviving Company to any Person (except on a need to know basis to individuals who agree to treat such information confidentially).

(iv) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Company Shareholders entitled to the Escrowed Consideration, and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Company Shareholder. To the extent that either the Escrow Agent or Parent acts in accordance with a decision, act, consent or instruction of the Shareholder Representative, Escrow Agent and Parent are hereby relieved from any liability with respect to such act, to any Person, including the Company Shareholders.

(v) The Company Shareholders shall retain full voting power over all shares of Parent Common Stock held as Escrowed Consideration. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Parent Common Stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates in accordance with the Distribution Schedule. Any shares of Parent Common Stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrowed Consideration shall be added to the Escrowed Consideration and become a part thereof. The provisions of this Section shall be adjusted to appropriately reflect any stock split or reverse stock split.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the approval of this Agreement by the shareholders of the Company); provided, however, that after approval of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.2 Extension; Waiver.

(a) Subject to Sections 12.2(b) and 12.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.3 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the other agreements and exhibits referred to herein and the Disclosure Schedule and Schedule of Exceptions constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that: the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

12.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. .In any action or suit brought by (i) the Shareholders against any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) consents and submits to the jurisdiction of the courts of the State of Connecticut or the federal courts of the District of Connecticut (b) agrees that such court shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in such court, any claim that the Company is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (ii) parties to the agreement, other than the Shareholder, against any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) consents and submits to the jurisdiction of the competent court in Tel Aviv (b) agrees that such court shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in such court, any claim that the Company is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Israel.

12.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

12.6 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns (except as expressly provided in Sections 7.5, 7.6 and 7.7); provided, however, that (a) the rights and obligations of Merger Sub under this Agreement may be assigned or delegated by Merger Sub to any affiliate of Merger Sub that is a direct or indirect wholly-owned Subsidiary of Parent without the consent of the Company or of any other Person, provided that such assignment shall not adversely affect the rights and interests of the holders of Company Shares, and in the event of any such assignment and/or delegation, all references in this Agreement to Merger Sub shall be deemed to instead refer to such affiliate; and (b) neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in Connecticut, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in Connecticut and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

Attention: Peter J. Tallian

Facsimile: 203.926.9453

with a copy (which shall not constitute notice) to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Timothy C. Maguire, Esq.

Facsimile: 617 856-8201

and to:

Goldfarb, Levy, Eran & Co.

Europe-Israel Tower, 2 Weizmann Street

Tel Aviv 64239, Israel

Attention: Ashok J. Chandrasekhar, Adv.

Facsimile: +972-3-608-9909

if to the Company:

Mysticom Ltd.

1 Hazoran Street, P.O.Box 8364

Netanya 42504, Israel

Attention: Neil Vasant

Facsimile: +972-9-863-6509

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Fax: 972-2-623-9236

Attention: Barry Levenfeld, Adv.

Facsimile: +972-2-623-9236

12.8 Cooperation. The parties agree to cooperate fully and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “NIS” in this Agreement shall mean New Israeli Shekels. All references to “business days” shall mean days on which banks are open for business in Connecticut and in the State of Israel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRANSWITCH CORPORATION
By:	/s/ Santanu Das
Name:	Santanu Das
Title:	President and CEO

MALGAM LTD.

By:	/s/ Theodore W. Chung
Name:	Theodore W. Chung
Title:	Chairman of the Board

MYSTICOM LTD.
By:	/s/ Neil Vasant
Name:	Neil Vasant
Title:	CEO

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time, including all exhibits, schedules and attachments hereto.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Cause. Termination of a Company Employee with “Cause” shall mean termination as a result of (a) Employee’s final conviction or pleading guilty or no contest to, a crime or a felony of moral turpitude; (b) a determination by the Surviving Company’s board of directors in writing of any of the following: (i) a material breach of the Employee’s fiduciary duties towards the Surviving Company or Parent, including theft, embezzlement, or self-dealing, (ii) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company or Parent; (iii) a material breach of Employee’s employment agreement which is not cured (if curable) within 30 days after receipt of written notice thereof, (iv) such Employee’s gross negligence or gross misconduct in connection with his or her employment, or (v) such Employee’s repeated failure to perform his or her assigned duties if such failure is not cured within fifteen (15) days following receipt of warning.

Closing Fees and Expenses. “Closing Fees and Expenses” shall mean the fees and expenses payable by the Company to certain service providers in connection with the Merger, such amount not to exceed $660,000.

Company. “Company” shall mean: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Companies Law. “Companies Law” shall mean the Israeli Companies Law-5759-1999, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Company is a party; (b) by which any of the Company or any Company IP or any other asset of any of the Company is or may become bound or under which any of the Company has, or may become subject to, any obligation; or (c) under which any of the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any employee of the Company or it Subsidiaries, including independent contractors and consultants, and where required by the context, former employees, independent contractors and consultants.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Company or any Company Affiliate; and (b) any Company Employee.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, custom or Contract, whether written or oral providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any Company Employee; or (b) with respect to which any of the Company or any Company Affiliate has or may incur or become subject to any liability or obligation.

Company Indemnitees. A “Company Indemnitee” shall mean the Company, its Subsidiaries and their shareholders and Representatives.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Services and all Intellectual Property Rights in or to Company Service Software; and (b) all other Intellectual Property Rights and Intellectual Property that are material to the business of the Company as currently conducted with respect to which any of the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of the Company taken as a whole; provided, however, that, in no event shall effects resulting from conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole or arising directly from the announcement or pendency of the Merger alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect.

Company Options. “Company Options” shall mean options or warrants to purchase Company Shares from the Company (whether granted by the Company pursuant to employee option plans or otherwise).

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Shares. “Company Shares” shall mean the Series B Preferred shares, Series A Preferred shares and Ordinary Shares, nominal value NIS 0.01 per share, of the Company.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company or otherwise used by any of the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement dated as of July 1, 2005, between the Company and Parent, as amended on September 2, 2005.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Shareholder Undertakings to be entered into by certain shareholders of the Company in favor of Parent in connection with the Merger.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 2 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Earnout Consideration. “Earnout Consideration” shall have meaning ascribed to it in Section 6.6.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean U.S. Bank National Association.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Good Reason. Termination by a Retained Employee for “Good Reason” shall be deemed to occur if the employee voluntarily terminates his or her employment with the Surviving Company (or any successor Entity, which shall be deemed to be the Surviving Company for the purposes of this definition) due to, and within (60) days following the occurrence of, (i) a material breach by the Surviving Company of the employee’s employment agreement, which is not cured (if curable) within 14 days after receipt of written notice thereof, or (ii) a material adverse change by the Surviving Company of the Employee’s job title, job description or responsibilities in the Surviving Company, or compensation and benefits with the Surviving Company, or (iii) a demand by the Surviving Company that the employee relocate more than 30 miles distance from the current place of employment of such employee, in each case, which is not otherwise (A) deemed to be an event entitling the employer to terminate the Employee for Cause, or (B) cured by the Employer within ninety (90) days following written notice from the Employee. Without derogating from the foregoing, in order for a resignation to be deemed for a “Good Reason,” an Employee must provide thirty (30) days prior written notice to the Parent, stating that such employee deems his resignation as a resignation for a “Good Reason.”

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) Israel or other nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) Israeli, U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ National Market).

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, patents, logos, trademarks (including brand names, product names, logos, slogans and associated goodwill), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, copyrights and works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Israeli Tax Ordinance. “Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended.

Knowledge. “knowledge” shall mean, with respect to any particular matter, the knowledge of the executive officers, general counsel or the members of the board of directors of the relevant party regarding such matter. As to the Company, knowledge shall also mean the Knowledge of the Company’s subsidiaries.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any Israeli or U.S. federal, state, local or municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

Parent Indemnitees. A “Parent Indemnitee” shall mean Parent, its Subsidiaries and their Representatives.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of Parent taken as a whole; provided, however, that, in no event shall effects resulting from conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole or arising directly from the announcement or pendency of the Merger alone or in combination, or a decline in the reported closing price for a share of Parent Common Stock on the NASDAQ National Market, be deemed to constitute, nor shall any of the preceding be taken into account in determining whether there has occurred, a Parent Material Adverse Effect.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Approval Transactions. “Required Approval Transactions” shall mean the Contemplated Transactions that require approval by the shareholders of the Company under applicable Legal Requirements.

Schedule of Exceptions. “Schedule of Exceptions” shall mean the Schedule of Exceptions that has been prepared by Parent in accordance with the requirements of Section 3 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration all of the outstanding Company Shares, or all or substantially all of the Company’s assets pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization, an asset transfer or otherwise, that was not obtained or made as a direct or indirect result of a breach of any provision of the Agreement, the Shareholder Undertakings or the Confidentiality Agreement and is determined by the board of directors of the Company, in its good faith judgment to be more favorable from a financial point of view (and taking into account any other factors required to be considered under applicable Legal Requirements) to the Company’s shareholders than the Merger.

Tax. “Tax” (including with correlative meaning, the terms “Taxable”, “Taxing”, and “Taxes”) shall mean any Israeli, U.S. federal, state, local or municipal, non-U.S. or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, alternative minimum tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, disability tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), compulsory payment (including social security and national health insurance), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or inflation linkage), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to any Taxes.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated interim balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005.

Value of Parent Common Stock. “Value of Parent Common Stock” shall mean, with respect to the date upon which it is being calculated, the average reported closing price for a share of Parent Common Stock on the NASDAQ National Market for the period of ten (10) trading days preceding and ending three (3) trading days prior to such date.

Exhibit 1.6A

Payment of Earnout Consideration

(a) Parent undertakes to make payment of the Earnout Preference and the Earnout (collectively the “Earnout Consideration”) to the Company’s shareholders, on a pro rata basis, as set forth in the Distribution Schedule, pursuant to the terms hereof. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement of Merger to which this Exhibit 1.6A is appended.

(b) The Earnout Consideration shall be subject to the following terms and conditions:

(i) The Earnout Consideration shall be calculated with respect to the period from the later of January 1, 2006 or the first day following the Closing Date (the “Start Date”) through the twelfth month anniversary of the Start Date (the “End Date”) (the “Earnout Period”).

(ii) The following terms shall have the following meanings:

EO =	the Earnout

EOP =	The Earnout Preference

IP =	Intellectual property revenues (i.e. revenues received for licenses or as royalty payments) recognized in accordance with U.S. GAAP (taking into consideration the application of purchase accounting under U.S. GAAP) from the exploitation of Company IP during the Earnout Period.

IC =	All revenues other than IP recognized in accordance with U.S. GAAP (taking into consideration the application of purchase accounting under U.S. GAAP) from the Company’s business during the Earnout Period.

CC =	Cash flow generated from operations in accordance with U.S. GAAP.

FE=	Closing Fees and Expenses

PPFE=	That portion of FE that is paid by Parent

(iii) The Earnout Preference shall be calculated as follows:

EOP=	50% IP + 150% IC + 200% CC

The Earnout shall be calculated as follows:

EO=	25% IP + 75% IC + CC – 25% FE – 50% EOP + PPFE

Merger Agreement Signature Page

(iv) Notwithstanding the foregoing formulae: (A) the amount of the Earnout Preference shall not exceed $1,000,000 and the amount of the Earnout shall not exceed $4,500,000; (B) no Earnout Consideration shall be payable unless “CC” is greater than or equal to $200,000; (C) “IC” shall not be taken into account when calculating Earnout Consideration unless “IC” is greater than or equal to $3,000,000; (D) amount of “IP” as calculated for use in the equation of EOP shall not exceed $2,000,000 and as calculated for use in the equation of EO shall not exceed $4,000,000; (E) in the event that PPFE equals or exceeds fifty percent (50%) of FE, no adjustment to EO shall be made in respect of FE or PPFE and (F) any amounts required to be withheld by Parent or the Surviving Company by applicable taxing or governmental authorities in respect of payments of the Earnout Consideration will be deducted from the payments made to the Shareholders hereunder.

(v) The Earnout Consideration shall be payable to the Company’s shareholders, either in cash or in shares of Parent Common Stock, or a combination thereof, at Parent’s election, for which a Parent Registration Statement has been filed, calculated on the basis of the average closing price per share as reported on the NASDAQ National Market (or other listing authority or quotation service on which the Parent’s shares of Common Stock are listed or quoted) of Parent Common Stock for the ten (10) trading days ending on February 1, 2007, by which date Parent will have committed to pay either in cash or in shares of Parent Common Stock.

(vi) During the Earnout Period and subject to subsection (d) below: (A) the Retained Employees shall be granted the opportunity to conduct the business activities of the Surviving Company to enable the Surviving Company to realize the Earnout Consideration; (B) Parent undertakes to use reasonable efforts to not detrimentally impact the Surviving Company’s business activities in a manner that may materially adversely impact its ability to realize the Earnout Consideration; and (C) Parent shall not oppose or prevent the licensing of the Surviving Company’s Intellectual Property Rights to third parties, provided however that the licensing of Gigabit Ethernet and 10 Gigabit Ethernet licenses to Parent’s competitors shall be subject to Parent’s prior written approval, and Parent undertakes to consider the licensing of such technology to its competitors in good faith on a case-by-case basis.

(c) As promptly as practical after the completion of the Earnout Period and in any event within forty-five (45) days of such completion, the Parent shall prepare and deliver to the Shareholder Representative a statement indicating the calculation of the Earnout Consideration for the Earnout Period (each, an “Earnout Calculation Schedule”). Upon receipt of the Earnout Calculation Schedule, the Shareholder Representative shall be afforded access in the United States to the books, records and work papers used to prepare the Earnout Calculation Schedule so that the Shareholder Representative shall be able to review the preparation thereof. Within fifteen (15) days of receipt of the Earnout Calculation Schedule, the Shareholder Representative shall notify Parent of any dispute of any amounts reflected or required to be reflected therein; provided, however, such notification shall be in writing, specifying the amount of each disputed item and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, the Parent and the Shareholder Representative shall attempt to reconcile their differences. If the Parent and the Shareholder Representative are unable to resolve any dispute with respect to the Earnout Calculation Schedule within fifteen (15) days of the Shareholder Representative’s written notification to the Parent of such disputed amounts, the Shareholder Representative and the Parent shall submit the items remaining in dispute for resolution to an independent certified public accountant acceptable to Parent and the Shareholder Representative (the “Independent CPA”). The Independent CPA shall, within thirty (30) days after such submission determine and report to the Parent and the Shareholder Representative its determination of such remaining disputed items, which report and determination shall be final, binding and conclusive on the Parent, the Shareholder Representative and the Shareholders. The fees and disbursements of the Independent CPA shall be allocated as follows: if there is no change in the Earnout Calculation Schedule or a change in favor of Parent, the fees and expenses of the Independent CPA shall be deducted from the Earnout Consideration or, if greater, paid by the Shareholders; if a change is in favor of the Shareholders, such fees and expenses will be paid by Parent. Within five business days following the final resolution of any such dispute, or receipt by the Parent from the Shareholder Representative of written notice that no dispute exists with respect to the Earnout Calculation Schedule, Parent shall cause to be delivered the Earnout Consideration; provided, however, that in the event that (i) Parent has determined to pay the Earnout Consideration in whole or in part in Parent Common Stock, and (ii) the Parent Registration Statement filed in respect of shares of Parent Common Stock comprising the Earnout Consideration has not been declared effective by the SEC, Parent shall deliver such Earnout Consideration promptly after such declaration.

(d) Notwithstanding anything herein to the contrary, Parent shall be entitled to manage the operations of the Surviving Company in a manner that is consistent with Parent’s management of its overall operations, controls and procedures, financial situation and requirements, engineering, production and sourcing standards, personnel policies and deployment of personnel, competitive requirements and environment, sales practices and policies and the requirements of law.

(e) All references to U.S. GAAP contained herein shall mean U.S. GAAP as applied by Parent in connection with the preparation of its consolidated financial statements. In addition, Parent shall be under no obligation to use any efforts, personnel or other revenues of Parent or any of Parent’s other subsidiaries to realize any business or sales of products produced by the Surviving Company. It is expressly understood and agreed that the business operations of the Surviving Company shall be under the direct control of Parent, which may, in its discretion, transfer responsibility for administrative and operational functions of the Surviving Company to Parent or its affiliates as it determines appropriate. Parent and the Surviving Company agree not to take any action with the intention of seeking to avoid their obligations hereunder, and will at all times in good faith perform and observe their obligations hereunder.

(f) The obligations under this Exhibit 1.6A shall not be terminated or modified in such a manner as to adversely affect any Company shareholder without the consent of such affected shareholder (it being expressly agreed that all such shareholders shall be third party beneficiaries of this Exhibit 1.6A), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of the Surviving Company’s assets or business activities to any Person, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Exhibit 1.6A.

(g) Rights to the Earnout Consideration may not be pledged, hypothecated, sold or transferred in any fashion whatsoever without the consent of Parent. Any attempted transfer in violation of this subsection (f) shall be void and without force or effect.

(h) Prior to receipt of Earnout Consideration, if Parent proposes to pay all or a portion of the Earnout Consideration in shares of Parent Common Stock, Shareholders shall enter into a lock-up agreement with Parent containing customary terms pursuant to which they shall not sell, offer for sale, pledge, hypothecate, transfer or otherwise dispose of any shares of Parent Common Stock which the Shareholder receives in connection with payment of the Earnout Consideration otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by such agreement, (ii) as a distribution to partners or shareholders of such person, provided that distributees thereof agree in writing to be bound by the terms of such agreement, or (iii) with the prior written consent of the Parent, for a period commencing on the date of the delivery by Parent of such Earnout Consideration (the “Payment Date”) and terminating (X) as to one-half of such shares sixty (60) days from the Payment Date; and (Y) as to the remaining one-half of such shares on the date that is ninety (90) days after the Payment Date.

Exhibit 1.6B

Payment of Supplemental Earnout

(a) Parent undertakes to make payment of the Supplemental Earnout to those persons listed on a certificate to be approved and signed by both the Parent and the Company, as identified by the Shareholders and upon their direction (the “Recipients”), pursuant to the terms hereof. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement of Merger to which this Exhibit 1.6B is appended.

(b) The Supplemental Earnout shall be subject to the following terms and conditions:

(i) The Supplemental Earnout shall be calculated with respect to the period from the later of January 1, 2006 or the first day following the Closing Date (the “Start Date”) through the twelfth month anniversary of the Start Date (the “End Date”) (the “Supplemental Earnout Period”).

(ii) The following terms shall have the following meanings:

SE =	the Supplemental Earnout

IP =	Intellectual property revenues (i.e. revenues received for licenses or as royalty payments) recognized in accordance with U.S. GAAP (taking into consideration the application of purchase accounting under U.S. GAAP) from the exploitation of Company IP during the Supplemental Earnout Period.

IC =	All revenues other than IP recognized in accordance with U.S. GAAP (taking into consideration the application of purchase accounting under U.S. GAAP) from the Company’s business during the Supplemental Earnout Period.

CC =	Cash flow generated from operations determined in accordance with U.S. GAAP

FE =	Closing Fees and Expenses

EOP =	The Earnout Preference as defined in Exhibit 1.6A to the Merger Agreement to which this Exhibit 1.6B is attached.

The Supplemental Earnout shall be calculated as follows:

SE=	25% IP + 75% IC + CC – 25% FE - 50% EOP

(iii) Notwithstanding the foregoing formulae: (A) the amount of the Supplemental Earnout shall not exceed $4,500,000; (B) no Supplemental Earnout shall be payable unless “CC” is greater than or equal to $200,000; (C) “IC” shall not be taken into account when calculating the Supplemental Earnout unless “IC” is greater than or equal to $3,000,000; (D) amount of “IP” as calculated for use in the equation for the Supplemental Earnout shall not exceed $4,000,000, and (E) any amounts required to be withheld by Parent or the Surviving Company by applicable taxing or governmental authorities on behalf of a Recipient, and any incremental payments required to be made by Parent or the Surviving Company as a result of the obligation to pay the Supplemental Earnout, including, without limitation, payroll, social security or comparable taxes, will be deducted from the Supplemental Earnout.

(iv) The Supplemental Earnout shall be payable to the persons listed below, at the direction of the Shareholders, either in cash or in shares of Parent Common Stock, or a combination thereof, at Parent’s election, for which a Parent Registration Statement has been filed, calculated on the basis of the average closing price per share as reported on the NASDAQ National Market (or other listing authority or quotation service on which the Parent’s shares of Common Stock are listed or quoted) of Parent Common Stock for the ten (10) trading days ending on February 1, 2007, by which date Parent will have committed to pay either in cash or in shares of Parent Common Stock.

(v) During the Supplemental Earnout Period and subject to subsection (d) below: (A) the Retained Employees shall be granted the opportunity to conduct the business activities of the Surviving Company to enable the Surviving Company to realize the Supplemental Earnout; (B) Parent undertakes to use reasonable efforts to not detrimentally impact the Surviving Company’s business activities in a manner that may materially adversely impact its ability to realize the Supplemental Earnout; and (C) Parent shall not oppose or prevent the licensing of the Surviving Company’s Intellectual Property Rights to third parties, provided however that the licensing of Gigabit Ethernet and 10 Gigabit Ethernet licenses to Parent’s competitors shall be subject to Parent’s prior written approval, and Parent undertakes to consider the licensing of such technology to its competitors in good faith on a case-by-case basis.

(c) As promptly as practical after the completion of the Supplemental Earnout Period and in any event within forty-five (45) days of such completion, the Parent shall prepare a statement indicating the calculation of the Supplemental Earnout for the Earnout Period (“Supplemental Earnout Calculation”). Such Supplemental Earnout Calculation shall be identical to the calculation of the Earnout, as provided in Exhibit 1.6A. To the extent that the Shareholder Representative accepts the calculation of the Earnout or the calculation of the Earnout is finalized, as modified, pursuant to the dispute resolution established, the final calculation of the Supplemental Earnout shall be deemed accepted or modified as well, and as accepted or modified shall be final and binding on the Recipients.

Within five business days following the final resolution of the Earnout Calculation, Parent shall cause to be delivered the Supplemental Earnout; provided, however, that in the event that (i) Parent has determined to pay the Supplemental Earnout in whole or in part in Parent Common Stock, and (ii) the Parent Registration Statement filed in respect of shares of Parent Common Stock comprising the Supplemental Earnout has not been declared effective by the SEC, Parent shall deliver such Supplemental Earnout promptly after such declaration.

(d) Notwithstanding anything herein to the contrary, Parent shall be entitled to manage the operations of the Surviving Company in a manner that is consistent with Parent’s management of its overall operations, controls and procedures, financial situation and requirements, engineering, production and sourcing standards, personnel policies and deployment of personnel, competitive requirements and environment, sales practices and policies and the requirements of law.

(e) All references to U.S. GAAP contained herein shall mean U.S. GAAP as applied by Parent in connection with the preparation of its consolidated financial statements. In addition, Parent shall be under no obligation to use any efforts, personnel or other revenues of Parent or any of Parent’s other subsidiaries to realize any business or sales of products produced by the Surviving Company. It is expressly understood and agreed that the business operations of the Surviving Company shall be under the direct control of Parent, which may, in its discretion, transfer responsibility for administrative and operational functions of the Surviving Company to Parent or its affiliates as it determines appropriate. Parent and the Surviving Company agree not to take any action with the intention of seeking to avoid their obligations hereunder, and will at all times in good faith perform and observe their obligations hereunder.

(f) The obligations under this Exhibit 1.6B shall not be terminated or modified in such a manner as to adversely affect any Recipient without the consent of such affected Recipient (it being expressly agreed that all such Recipients shall be third party beneficiaries of this Exhibit 1.6B), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of the Surviving Company’s assets or business activities to any Person, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Exhibit 1.6B.

(g) A Recipient shall forfeit his/her entitlement to any Supplemental Earnout if, prior to the payment thereof, if any, Recipient shall have had his/her employment with the Surviving Company, the Parent, or any other subsidiary of the Parent terminated for Cause, or shall have terminated his/her employment with the Surviving Company, the Parent, or any other subsidiary of the Parent other than for Good Reason. In the event that a Recipient shall have forfeited his/her entitlement to Supplemental Earnout hereunder, such forfeited portion shall be allocated among the remaining Recipients based on their relative percentage interests in the Supplemental Earnout.

(h) Prior to receipt of the Supplemental Earnout, if Parent proposes to pay all or a portion of the Supplemental Earnout in shares of Parent Common Stock, Recipients shall enter into a lock-up agreement with Parent containing customary terms pursuant to which they shall not sell, offer for sale, pledge, hypothecate, transfer or otherwise dispose of any shares of Parent Common Stock which the Recipient receives in connection with payment of the Supplemental Earnout otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by such agreement, or (ii) with the prior written consent of the Parent, for a period commencing on the date of the delivery by Parent of such Supplemental Earnout (the “Payment Date”) and terminating (X) as to one-half of such shares sixty (60) days from the Payment Date; and (Y) as to the remaining one-half of such shares on the date that is ninety (90) days after the Payment Date.